Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Recom Managed Systems, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated March 18, 2005 covering the financial statements of Recom Managed Systems, Inc. for each of the two years in the period ended December 31, 2004 to be included in this Form 10-KSB to be filed with the Commission on approximately March 31, 2005.

/s/  Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

March 31, 2005